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                                                                    EXHIBIT 99.1

[TRANSACT TECHNOLOGIES INCORPORATED LOGO]




                      GTECH ENTERS INTO MAJOR OEM AGREEMENT

                           WITH TRANSACT TECHNOLOGIES

        FIVE-YEAR AGREEMENT HAS POTENTIAL TOTAL VALUE OF OVER $20 MILLION

Wallingford, CT - July 8, 2002 - TransAct Technologies Incorporated (Nasdaq:
TACT), a leading producer of transaction-based printers for customers worldwide, today announced that it has entered into a major OEM agreement with GTECH Corporation (NYSE: GTK), a leading global information technology company. The five-year agreement for thermal printers has the potential to generate total revenues in excess of $20 million based on GTECH's current estimates and historical level of deliveries.

Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies, commented, "This is a big win for us as TransAct will now supply the next generation thermal printer to GTECH. As the world-wide lottery market has moved toward thermal printing, TransAct is now positioned to benefit greatly from that transition."

Under this agreement, TransAct will design a thermal printer modified for GTECH, with volume production scheduled for early 2003. GTECH has been one of TransAct's largest customers since TransAct developed a 27-wire impact printer for GTECH over seven years ago, which remains a main component of GTECH's Isys(R) lottery terminal.

Mr. Shuldman concluded, "We are excited to have entered into this new contract with GTECH for thermal printers and look forward to continuing our relationship with them. As a result of this, we continue to gain momentum in our business and are confident in our prospects for growth."

ABOUT TRANSACT TECHNOLOGIES INCORPORATED

TransAct (Nasdaq: TACT) designs, develops, manufactures and markets transaction-based printers under the ITHACA(R) and MAGNETEC(R) names. In addition, the company markets related consumables, spare parts and service. The Company's printers are used worldwide to provide receipts, tickets, coupons, register journals and other documents. TransAct focuses on two core markets: point-of-sale (POS), and gaming and lottery. TransAct sells its products to original equipment manufacturers, value-added resellers and selected distributors, as well as directly to end-users. The Company's product distribution spans across the Americas, Europe, the Middle East, Africa, the Caribbean Islands and the South Pacific. For further information, visit TransAct's web site located at www.transact-tech.com.

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                                                                    EXHIBIT 99.1

ABOUT GTECH CORPORATION

GTECH, a leading global information technology company with $1 billion in revenues and 4,400 people in 44 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. Headquartered in West Greenwich, Rhode Island, GTECH's core market is the lottery industry, with a growing presence in financial services transaction processing. For more information about GTECH, please visit GTECH's web site at www.gtech.com.

CONTACTS:

Richard L. Cote, Chief Financial Officer, 203-269-1198 Ext. 6020 or David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021 both with The Ruth Group

                                     # # #

FORWARD-LOOKING STATEMENTS:

The Company's forward-looking statements in this press release are subject to a number of risks and uncertainties. Risks and uncertainties include, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on third parties for sales in Europe and Latin America; economic conditions in the United States, Europe and Latin America; marketplace acceptance of new products, risks associated with foreign operations; the Company's ability to successfully sublease its facility in Wallingford, CT subsequent to its closing; availability of third-party components at reasonable prices; and the absence of price wars or other significant pricing pressures affecting the Company's products in the United States or abroad. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this report and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.